Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222001

Hennessy Advisors, Inc.

December 17, 2019

Supplement to the Prospectus dated January 8, 2018

This prospectus supplement supplements the prospectus dated January 8, 2018 (the “Prospectus”), relating to the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of Hennessy Advisors, Inc. (“Hennessy Advisors”) offering up to 1,550,000 shares of our common stock, no par value (“Common Stock”).

Our Common Stock is quoted on the NASDAQ Capital Market under the symbol “HNNA.”  As of December 16, 2019, the last full trading day before this supplement, the last reported sale price of our Common Stock was $10.00 per share.

The listing requirements of the NASDAQ Capital Market, which will apply so long as our Common Stock is listed on the NASDAQ Capital Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of our Common Stock.  We do not currently plan to exceed this limitation in connection with issuances under the Plan.

So, while we have registered and may offer up to 1,550,000 shares of our Common Stock under the Plan, we currently intend to limit the issuances under the Plan to ensure that our issuances of Common Stock do not equal or exceed 20% of the then-outstanding voting power or then-outstanding number of shares of our Common Stock.  Following recent share repurchases pursuant to our stock buyback program, our number of shares outstanding as of December 13, 2019, is 7,496,486.  Therefore, we will not issue more than 1,499,297 shares of Common Stock under the Plan unless we seek shareholder approval of issuances in excess of this limit, up to the maximum 1,550,000 shares of Common Stock that we have registered for issuance under the Plan.

We plan to note, in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, the NASDAQ listing requirement discussed above, along with our current number of shares outstanding and the corresponding 20% calculation.

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